                                                                   EXHIBIT 10.29

                               January 31, 2000


PRIVATE AND CONFIDENTIAL
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Mr. William R. Engles, Jr.
5 Riverside Drive, #13-C
New York, New York 10023

Dear Mr. Engles:

     This letter (the "Agreement") will confirm the agreement between PartMiner, Inc., a New York corporation (the "Company"), and you relating to your employment by the Company.

1. EMPLOYMENT. The Company hereby employs you, and you hereby agree to serve, as the Chief Financial Officer of the Company during the Term of Employment (as defined in Section 2 hereof). In such capacity, you shall be responsible for performing those duties consistent and commensurate with your position and as may from time to time be reasonably directed by the Chief Executive Officer of the Company, to whom you shall directly report, and the Company's Board of Directors. Any changes to be made by the Company in the foregoing reporting arrangements will be discussed with you prior to implementation. You agree to use your best efforts to promote the interests of the Company and to devote all of your working time, efforts and energies to the business and affairs of the Company during the Term of Employment. Subject to Section 4 hereof, you may be associated with or invest in other companies; provided, however, you will not
                                              --------  -------
allow such activities to interfere with your duties or services to the Company.

2. TERM OF EMPLOYMENT. The Term of Employment hereunder shall be for the period commencing on January 31, 2000 and shall end on January 30, 2002 (the "Term of Employment"), unless earlier terminated pursuant to the provisions of
Section 5 hereof.

3.  COMPENSATION; EXPENSES; BENEFITS.

    (a)   Base Salary.  As full compensation for the services rendered hereunder
          -----------
during the Term of Employment, the Company shall pay you a base salary of $200,000 per annum ("Base Salary"). The Base Salary shall be payable in semi-monthly installments to conform with the regular payroll dates for salaried personnel of the Company and will be considered for increases annually, in accordance with the then existing Company policy, based, among other things, on the Company's evaluation of your performance for the preceding fiscal year.

     (b)  Benefits. During the Term of Employment, you will receive the benefits
          --------
that the Company shall provide its senior executives generally, including employee health insurance benefits, disability and participation in bonus, stock option and other incentive compensation

William R. Engles, Jr.                 2                        January 31, 2000


programs, if any. Your vacation will begin to accrue as of the date hereof, in accordance with existing Company policy, up to a maximum of four (4) weeks per year. All vacation must be used by December 31 of each year of the Term of Employment at which time any unused vacation will expire and you will no longer be entitled to such unused vacation time. No compensation shall be payable in respect of any unused vacation days.

     (c)  Expenses.  During the Term of Employment, you shall be entitled to be
          --------
reimbursed for all reasonable expenses incurred by you in performing services hereunder in accordance with, and subject to, the policies and procedures established by the Company from time to time.

     (d)  Stock Options.  The Company shall grant or cause to be granted to you
          -------------
options (the "Options") to purchase an aggregate of 570,000 shares of the common stock of the Company pursuant to the PartMiner, Inc. 1999 Stock Plan (the "Plan"), subject to the terms and conditions of the Plan and a nonqualified stock option agreement to be entered into between you and the Company (the "Stock Option Agreement") concurrently herewith.

4. COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY; CONFIDENTIALITY; ENFORCEABILITY; BREACH.

     (a)  Covenant Not to Compete and Not To Solicit.  You hereby acknowledge
          ------------------------------------------
that you are expected to play a very important role in the on-going development of the Company, that you will have detailed knowledge of the Company's business and its plans for the future, that you will have fiduciary duties owing to the Company and its shareholders, and that you will receive substantial compensation and other benefits under this Agreement. Accordingly, you agree that for the period of two (2) years from the date that your employment with the Company terminates (or the term thereof expires), except in the event that the Company terminates your employment without Cause (as defined in Section 5(c) below) or you terminate your employment for Good Reason (as defined in Section 5(d) below), in which case, you agree that for a period of one (1) year from the date of termination, you shall not, directly or indirectly,

          (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services to, provide financing or advice to, or otherwise be connected with a Competing Business (a "Relationship"). For purposes of this Agreement, the term "Competing Business" shall mean (A) any business that develops or sells products or services that are directly competitive with the Company's CAPSXpert database, (B) any business that develops or sells software for component and supplier management so long as the Company remains in such business; (C) any business whose primary business involves the sale or distribution of electronic components; or (D) any business that provides an e-commerce web site which aggregates pricing and availability data for electronic components. Notwithstanding the foregoing, following the termination of your employment, (X) nothing shall prevent you from having a Relationship with an investment banking firm or rendering services as an investment banker, and/or (Y) nothing shall prevent you from having a Relationship with a Competing Business; provided that,
                                                                  --------
the work you perform for such Competing Business does not directly involve the businesses defined in Sections 4(a)(i)(A), (B), (C) and (D) above; and/or (Z) a Competing Business shall not include electronic

William R. Engles, Jr.                 3                        January 31, 2000


components manufacturers ("ECMs"); provided, that, such ECMs do not engage in
                                   --------
the distribution of electronic components.

          (ii) hire, offer to hire, divert, entice away, solicit or in any other manner persuade or attempt to persuade (a "Solicitation") any person who is, or was, at any time within the twelve (12) months prior to such Solicitation, an officer, director, or employee of the Company or any of its affiliates to discontinue, cease or alter his, her or its relationship therewith; or

          (iii) divert, entice away, solicit or in any other manner interfere with, disrupt or attempt to disrupt, any present or prospective relationship, contractual or otherwise, between the Company or any of its affiliates, on the one hand, and any of its agents, customers, suppliers, licensors, licensees or employees, on the other hand.

          Nothing in this Section 4(a) shall prohibit you from acquiring up to three (3%) percent of any class of outstanding equity securities of any corporation whose equity securities are regularly traded on a national securities exchange or in the "over-the-counter market."

     (b)  Intellectual Property. You hereby acknowledge and agree that during
          ---------------------
the Term of Employment, any and all United States and/or foreign patents, patent applications, service marks, inventions, discoveries, innovations, improvements, trade secrets and secret processes, whether or not patentable, which you may have conceived, developed or made, or may conceive, develop or make, either alone or in conjunction with others and which are related or in any way connected with the business of the Company (collectively, "Intellectual Property"), have been and shall be fully disclosed to the Company, and are and shall be the sole and exclusive property of the Company whether or not disclosed as against you and you hereby unconditionally and irrevocably assign to the Company any and all right, title and interest in and to such Intellectual Property and hereby and irrevocably and unconditionally waive any right to the foregoing.

     (c)  Confidentiality.  You agree that you will not divulge to anyone (other
          ---------------
than the Company or any persons employed or designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, any and all types of ideas, inventions, trade secrets, proprietary information, marketing plans, business plans, software, software codes, customer and supplier lists, data processing reports, customer sales analyses, invoices, price lists or information, and processes, operations, products or improvements that may be patentable or copyrightable ("Confidential Information"). You further agree not to disclose, publish or make use of any Confidential Information without the prior written consent of the Company. The term "Confidential Information" does not include any information that (i) at the time of disclosure or thereafter is generally available to and known in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain), other than as a result of disclosure directly or indirectly by you, (ii) was available to you on a non-confidential basis from a source other than the Company or its representatives and advisors, provided that such source is not in breach of any obligations of confidentiality to the Company, or (iii) has been independently acquired or developed by you without violating any of your obligations pursuant to this Agreement.

William R. Engles, Jr.                 4                        January 31, 2000


     (d)  No conflicts. You hereby represent and warrant to the Company that you
          ------------
are not subject to any restrictions, contractual or otherwise, which prohibit or otherwise restrict you from entering into this Agreement.

     (e)  Enforceability.  You acknowledge and agree that the limitations placed
          --------------
on you by this Section 4 are reasonable and are required for the protection of the Company. You agree that if any such limitation is determined in arbitration or by a court of competent jurisdiction to be unenforceable, you agree and submit to the reduction of such limitation as the court or arbitrator(s) deem reasonable. The limitations placed on you by this Section 4 are of the essence of this Agreement and they may be construed and enforced independently. You acknowledge and agree that the provisions set forth in this Section 4 shall survive the termination or cancellation of this Agreement.

     (f)  Breach. You acknowledge and agree that: (i) the Company will be
          ------
irreparably injured in the event of a breach by you of any of your obligations under this Section 4; (ii) monetary damages will not be an adequate remedy for any such breach; (iii) the Company will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (iv) the Company shall be entitled to obtain damages for any breach of this
Section 4, in addition to any injunctive or equitable relief otherwise available to the Company.

5.   TERMINATION.

     (a)  General.  The Term of Employment shall be for the period provided in
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Section 2 hereof, unless it is earlier terminated in accordance with the provisions of this Section 5.

     (b)  Death and Disability.  Your employment under this Agreement shall
          --------------------
terminate upon (i) your death, or (ii) in the event you become disabled, at the option of the Company, thirty (30) calendar days after the date on which the Company shall have provided you with written notice of termination because of your physical or mental incapacity on a permanent basis ("Incapacitated"). You shall be deemed to be Incapacitated if you are unable, by reason of any physical or mental incapacity, for a period of ninety (90) substantially consecutive calendar days or the shorter periods aggregating one hundred twenty (120) calendar days or more during any twelve (12) month period, to perform your duties pursuant to this Agreement in a reasonably satisfactory manner. In the event of any disagreement between you and the Company as to whether you are Incapacitated, the question of such permanent incapacity shall be submitted for decision to an impartial and reputable physician in New York County, New York (the "Deciding Doctor") chosen by mutual agreement of the Company and you or, failing such agreement, the Deciding Doctor shall be jointly chosen by two physicians from New York County, New York (one of whom shall be selected by the Company and the other by you). The decision of the Deciding Doctor regarding whether you are Incapacitated shall be final and binding on the Company and you. You shall submit to any medical examinations reasonably necessary to enable the Deciding Doctor to make a decision regarding whether you are Incapacitated. In the event that your employment is terminated pursuant to this Section 5(b), all compensation and rights to benefits from the Company pursuant to this Agreement shall cease on the date of such termination; provided, that, you shall be
                                             --------
entitled to all compensation and benefits (including

William R. Engles, Jr.                 5                        January 31, 2000


reimbursement of expenses) as may have already accrued as of such date or as expressly provided herein or in plans in which you were participating at such date or by law.

     (c)  Termination by the Company for "Cause". The Company may terminate your
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employment at any time during the Term of Employment hereunder for "Cause";

provided, however, that the Company shall provide you with written notice
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specifying in reasonable detail the basis therefor, and up to ten (10) days after receipt of such notice in which to cure such "Cause," if it is reasonably capable of being cured. For the purposes of this Agreement, "Cause" shall mean:
(i) knowingly or recklessly causing material injury to the Company's business, condition or reputation; (ii) willful misconduct in the performance of, or a willful failure to perform, your duties; (iii) commission of dishonest or fraudulent conduct whether or not in connection with your employment; (iv) unlawful behavior involving moral turpitude whether or not in connection with your employment; and/or (v) a material breach or violation of the provisions of
Section 4 hereof.

     (d)  Termination By You For Good Reason.  You may terminate your employment
          ----------------------------------
hereunder at any time during the Term of Employment for "Good Reason" by providing the Company with prior written notice specifying the reasons therefor and following the Company's failure to cure the same within ten calendar (10) days of its receiving such notice. Your employment shall terminate at the end of such ten calendar (10) day period. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following: (i) the Company requiring you to engage in any illegal act; (ii) a material breach by the Company of this Agreement (including, without limitation, a change in your status, title, position, or responsibilities (including reporting responsibilities) which represents a demotion from your status, title, position or responsibilities as in effect immediately prior thereto); (iii) the Company requiring you to work permanently at a location outside the metropolitan area (including without limitation, Connecticut; Long Island, New York; New Jersey; New York, New York; or Westchester, New York), without your prior consent, and
(iv) a change in control of the Company, which for purposes of this Agreement shall mean an event or series of events after the date hereof by which (i) any "person" or "group" (as such terms, are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than fifty percent (50%) of the aggregate voting power of all the capital stock of the Company normally entitled to vote in the election of directors, (ii) during any period of two consecutive calendar years individuals who at the beginning of each period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the directors then in office, or (iii) the consummation of a plan or transaction to merge or consolidate the Company with or into another corporation, or to sell, or otherwise dispose of, all or substantially all of the Company's property and assets, or to liquidate the Company ("Change in Control").

     (e)  Termination of Employment by the Company Other Than For "Cause" or By
          ---------------------------------------------------------------------
You For "Good Reason".  In the event that your employment is terminated by the
---------------------
Company other than for Cause, or by you for Good Reason (pursuant to Section 5(d) hereof), the Company shall pay

William R. Engles, Jr.                 6                        January 31, 2000


to you in a lump sum payment within thirty (30) days of such termination ("Payment Period"), an amount equal to the net present value of your Base Salary for the unexpired term of this Agreement calculated using a discount rate of LIBOR plus one percent (1%) (the "Payment"); provided that, the Company has the
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cash reasonably available to make such payment within the Payment Period;
provided further that, in the event that the Company does not have the cash
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reasonably available to make such Payment, the Company shall pay you continuing payments of Base Salary and continuing benefits pursuant to Sections 3(a) and 3(b), respectively, in accordance with the Company's regular payroll practice until the Company is reasonably capable of making the balance of the Payment; provided, further, however, that you have complied and will continue to comply with Section 4 hereof.

     (f)  Termination of Employment By The Company For "Cause" or By You Other
          --------------------------------------------------------------------
Than For "Good Reason".  In the event that your employment is terminated by the
----------------------
Company for Cause (pursuant to Section 5(c) above), or by you voluntarily other than for Good Reason (pursuant to Section 5(d) above), all compensation and rights to benefits from the Company (including stock plans) pursuant to this Agreement shall cease on the date of such termination; provided, that, you shall
                                                       --------
be entitled to all compensation and benefits (including reimbursement of expenses) as may have already accrued as of such date or as expressly provided in plans in which you were participating at such date or by law.

     (g)  Duties Upon Termination.  Upon termination of your employment with the
          -----------------------
Company for any reason, or upon expiration of the Term of Employment, those duties and obligations set forth in Section 4 hereof shall continue and bind you in accordance with the terms thereof.

6. ASSIGNMENT. This Agreement is a personal contract, and except as specifically set forth herein, your rights, obligations and interests herein may not be sold, delegated, transferred or assigned. The Company may freely assign this Agreement and any of its rights, obligations and interests hereunder, subject to the provisions herein with respect to a Change in Control. This Agreement shall be binding upon and inure to the benefit of each party's successors, legal beneficiaries and permitted assigns.

7. ENTIRE AGREEMENT; GOVERNING LAW; HEADINGS. This Agreement contains the entire agreement between the parties with respect to your employment by the Company, and the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State. Subject to
Section 9 below, you hereby consent to the jurisdiction of the Federal and State courts located in New York County and waive any objections to such courts based on venue, including but not limited to, forum non conveniens, in connection with any claim or dispute arising under this Agreement. Each of the parties hereto irrevocably waives any and all right to a jury trial in any legal proceedings arising out of or relating to this Agreement. You hereby agree that any agreement or arrangement existing prior to the date hereof regarding your employment by the Company is hereby terminated and superseded by this Agreement. This Agreement may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is

William R. Engles, Jr.                 7                        January 31, 2000


sought. Section and paragraph headings contained herein are for convenience of reference only and shall not be considered a part of this Agreement.

8. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed given (a) on the same day if given by hand, (b) on the third business day after mailing if given by registered or certified mail, return receipt requested, postage prepaid, (c) on the next business day after it was deposited with the courier service if sent by reputable overnight courier, or (d) when sent if given by facsimile with confirmation, addressed to you at 5 Riverside Drive, #13-C, New York, New York 10023 with a copy to: Winston & Strawn, 200 Park Avenue, New York, New York 10066, Attention: Peter E. Calamari, Esq. (fax no. 212-294-4700), or to the Company at its offices at 432 Park Avenue South, 12/th/ Floor, New York,
New York 10016, Attention: General Counsel (fax no. 212-592-5833), with a copy to: Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, 45/th/ Floor, New York, New York 10020, Attention: Stephen R. Connoni, Esq. (fax no. 212-536-3901) or such other address as shall have been specified in writing by either party to the other.

9. ARBITRATION. Except as provided by Section 4(f) of this Agreement, any dispute or controversy under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York by one arbitrator in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered upon the arbitrator's award in any court having competent jurisdiction. The costs and expenses (including reasonable attorneys' fees and disbursements) of the prevailing party in any such dispute or controversy shall be reimbursed by the other party.

10. RIGHT TO WITHHOLD. The Company shall have the right to make all appropriate withholdings from your salary and other compensation under federal, state and local tax laws.

11. SEVERABILITY. If any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

13. WAIVER, ETC. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement.

William R. Engles, Jr.                 8                        January 31, 2000


14. LEGAL FEES. The Company agrees to reimburse you for up to $5,000 in legal fees incurred by you in connection with the negotiations of this Agreement and any other agreements referred to herein.

     If the foregoing accurately reflects the agreement between us, please confirm your acceptance and agreement by signing the attached copy of this Agreement and return the same to me.

                                        Sincerely,

                                        PARTMINER, INC.

                                            /s/ Daniel Nissanoff
                                        By:__________________________
                                           Name: Daniel Nissanoff
                                           Title: President and Chief
                                                  Executive Officer


ACCEPTED AND AGREED:


/s/ William R. Engles, Jr.
_________________________
William R. Engles, Jr.